EXHIBIT 2.2








                            STOCK PURCHASE AGREEMENT



                          DATED AS OF NOVEMBER 24, 1997

                                  BY AND AMONG

                                  ANICOM, INC.

                                       AND

                   EACH OF THE PURCHASERS LISTED ON EXHIBIT A

                                TABLE OF CONTENTS

                                                                          Page

SECTION 1

Definitions                                                                 1
                1.1       Defined Terms                                     1

SECTION 2

Sale and Purchase of Common Stock                                           4

SECTION 3

Closing Date; Delivery                                                      4
                3.1       Closing Date                                      4
                3.2       Delivery                                          4

SECTION 4
Representations and Warranties of the Company                               5
                4.1       Organization, Good Standing and Qualification     5
                4.2       Capitalization                                    5
                4.3       Subsidiaries                                      6
                4.4       Authorization                                     6
                4.5       Consents                                          6
                4.6       Absence of Litigation                             6
                4.7       Insurance                                         7
                4.8       Patents and Trademarks                            7
                4.9       Compliance with Other Instruments and Legal
                              Requirements                                  7
                4.10      Material Agreements                               7
                4.11      Registration Rights                               8
                4.12      Environmental Matters                             8
                4.13      Company SEC Reports and Financial Statements      8
                4.14      Changes                                           9
                4.15      Employee Benefit Plans                           10
                4.16      Taxes                                            11
                4.17      Disclosure                                       11
                4.18      Brokers' Fees                                    11

SECTION 5
Representations, Warranties and Covenants of the Purchasers                12
                5.1       Accredited Investor; Experience; Risk            12
                5.2       Investment                                       12
                5.3       Authorization                                    12
                5.4       Consents                                         12
                5.5       Brokers' Fees                                    12
                5.6       Plan Assets                                      12
                5.7       Restrictive Legends                              13

SECTION 6

Conditions to Closing of Purchasers                                        13
                6.1       Representations and Warranties Correct           13
                6.2       Covenants                                        13
                6.3       Registration Statement                           14
                6.4       Opinion of Company's Counsel                     14
                6.5       No Material Adverse Change                       14
                6.6       State Securities Laws                            14
                6.7       Certificates                                     14
                6.8       Organizational Documents                         14

SECTION 7

Conditions to Closing of the Company                                       14
                7.1       Representations                                  14
                7.2       Covenants                                        14
                7.3       Purchase Price                                   14
                7.4       Certificate                                      15

SECTION 8

Covenants of the Company                                                   15
                8.1       Shelf Registration                               15
                8.2       Delay and Holdback of Registration               19

SECTION 9

Miscellaneous                                                              20
                9.1       Amendment; Waiver                                20
                9.2       Notices                                          20
                9.3       Survival of Representations, Warranties and
                              Covenants                                    21
                9.4       Severability                                     21
                9.5       Successors and Assigns                           21
                9.6       Entire Agreement                                 22
                9.7       Choice of Law                                    22
                9.8       Counterparts                                     22
                9.9       Indemnification                                  22
                9.10      No Third-Party Beneficiaries                     23

                                Index of Exhibits

Exhibit A:      List of Purchasers, Addresses and Number of Shares Purchased
Exhibit B:      Form of Opinion of Counsel for Anicom to be delivered to
                    Purchasers

                               Index of Schedules

Schedule 4.2(a)    Capitalization
Schedule 4.3       Subsidiaries
Schedule 4.6       Consents
Schedule 4.11      Unexercised Registration Rights
Schedule 4.18      Brokerage and Finder's Fees


Anicom, Inc. agrees to furnish supplementally to the Securities Exchange Commission, upon request, a copy of any omitted exhibit or schedule to this Agreement.

                            STOCK PURCHASE AGREEMENT


STOCK PURCHASE AGREEMENT dated as of November 24, 1997 (this "Agreement"), by and between ANICOM, INC., a Delaware corporation (the "Company") and each purchaser set forth on Exhibit A hereto (each a "Purchaser" and collectively, the "Purchasers").

WHEREAS, the Company has issued and outstanding the shares of capital stock described in Section 4.2 hereof; and

WHEREAS, the Company proposes to issue and sell, and the Purchasers wish to purchase, shares of the Company's common stock, par value $.001 per share (the "Common Stock"), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   SECTION 1
                                  Definitions

1.1 Defined Terms . The following terms are defined as follows:

"Affiliate" means, with respect to any Person, (i) any Person in which such Person holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person and (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i).

"Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, to provide benefits, other than salary, as compensation for services rendered, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment or change of control agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs and employee discounts, in each case with respect to any present or former employees, directors, or agents.

"Code" means the Internal Revenue Code of 1986 (or any successor thereto), as amended from time to time.

"Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or its Subsidiaries or with respect to which the Company or a Subsidiary has or will have any liability (whether actual, contingent, direct or indirect) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company or the Subsidiaries.

"Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company or any Subsidiary has or will have any liability (whether actual, contingent, direct or indirect).

"Effectiveness Period" means the period commencing on the date the Registration Statement referred to in Section 8 is declared effective by the Securities and Exchange Commission and ending on the date that the Purchasers who are not Affiliates of the Company are able to sell the Common Stock pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

"Employee  Benefit  Plan" means any Employee  Benefit Plan within the meaning of
Section 3(3) of ERISA.

"Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance or rule of common law as now or hereafter in effect in any way relating to the protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. $$ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. $$ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. $$ 6901 et seq.), the Clean Water Act (33 U.S.C. $$ 1251 et seq.), the Clean Air Act (42 U.S.C. $$ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. $$ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. $$ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. $$ 651 et seq.) and the regulations promulgated pursuant thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any Person that is or was at any time treated as a single employer with the Company under Section 414 of the Code or Section 4001 of ERISA.

"Hazardous Material" means any substance, material or waste that is regulated by the United States, the foreign jurisdictions in which the Company or its Subsidiaries conducts business, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

"Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

"Permitted  Exceptions"  means  (i)  all  defects,   exceptions,   restrictions,
easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to the Purchasers; (ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company or its Subsidiaries; (iv) zoning, entitlement and other land use and environmental regulations by any governmental body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances that do not materially detract from the value of or materially interfere with the present use of any Company Property (as hereinafter defined) subject thereto or affected thereby.

"Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Qualified Plan" means any Employee Benefit Plan that meets or is intended to meet the requirements of Section 401(a) of the Code.

"Registrable Securities" means, (i) shares of Common Stock; and (ii) any other shares of Common Stock or securities issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalization, mergers, consolidation, share exchange or similar events).

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property;

"Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

"Subsidiaries" means each corporation in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

"Welfare  Plan" means any Employee  Benefit Plan  described in  Section 3(1)  of
ERISA.

                                    SECTION 2
                       Sale and Purchase of Common Stock

In reliance on the representations and warranties of the Company and each Purchaser contained herein and subject to the terms and conditions hereof, each Purchaser agrees to purchase from the Company, severally, and the Company agrees to sell to each Purchaser that number of shares of Common Stock set forth next to its name on Exhibit A hereto, for the purchase price of $13.00 per share.


                                    SECTION 3
                             Closing Date; Delivery

3.1 Closing Date. The closing of the purchase and sale of the Common Stock hereunder (the "Closing") shall be held at the offices of Katten Muchin & Zavis, 525 W. Monroe, Suite 1600, Chicago, Illinois 60661 on December 4, 1997, or on such other date or at such other place as Purchasers and the Company shall mutually agree (the date of the Closing being referred to herein as the "Closing Date").

3.2 Delivery. At the Closing, the Company shall deliver to each Purchaser a certificate or certificates evidencing the shares of Common Stock being purchased by it registered in such Purchaser's name against delivery to the Company of payment in an amount equal to the full purchase price of the shares of Common Stock being purchased by such Purchaser in the form of a certified check or wire transfer to an account designated by the Company.

                                    SECTION 4
                 Representations and Warranties of the Company

The Company hereby represents and warrants to, and agrees with, Purchasers as follows:

4.1 Organization, Good Standing and Qualification . Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, and reasonably could not be expected to, have a material adverse effect on the business, operations, assets, financial condition, results of operations or business prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of common stock, par value $.001 per share ("Common Stock") of which 19,483,485 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). There are no shares of Preferred Stock outstanding. Except as set forth on Schedule 4.2(a), there are no outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Company. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby. There are no preemptive rights with respect to any securities of the Company other than those which have been waived.

(b) The issued and outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. The shares of Common Stock to be issued pursuant to this Agreement, upon delivery to Purchaser of certificates therefor against payment in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and nonassessable and (ii) assuming that the representations of Purchasers in Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

(c) The issued and outstanding shares of Common Stock are, and as of the Closing Date, the shares of Common Stock being issued and sold to the Purchasers pursuant to this Agreement will be (subject to official notice of issuance), authorized for trading on the Nasdaq Stock Market.

4.3 Subsidiaries. Schedule 4.3 sets forth a complete and accurate list of all Subsidiaries of the Company, showing (as to each such Subsidiary) the date of its incorporation and the jurisdiction of its incorporation. The Company is the sole stockholder of each Subsidiary. The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and all such shares represented as being owned by the Company are owned by it, free and clear of all Liens. There are no outstanding securities of any Subsidiary convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of any Subsidiary, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating any Subsidiary to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of any Subsidiary.

4.4 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered into or delivered in connection herewith (the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution under this Agreement and may be limited by federal or state securities laws or public policy relating thereto.

4.5 Consents. Except as set forth on Schedule 4.6, no material consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority or other Person on the part of the Company (collectively referred to herein as "Consents") is required in connection with the valid execution and delivery by the Company of the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Transaction Documents to which it is a party.

4.6 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect.

4.7 Insurance. The Company and it Subsidiaries maintain adequate insurance with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

4.8 Patents and Trademarks . The Company and its Subsidiaries have sufficient title and ownership of (or rights under license agreements to use) all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes ("Intellectual Property") necessary for the conduct of their businesses in the ordinary course. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person.

4.9 Compliance with Other Instruments and Legal Requirements .

(a) None of the Company or any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation, by-laws, or comparable organizational documents. None of the Company or any of its Subsidiaries is in violation or default in any material respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company or any of its Subsidiaries
(including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises). The execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, or require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any Lien upon any assets of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have all Permits of all governmental entities required to conduct their respective businesses as proposed to be conducted, except to the extent that the failure to have such Permits would not have a Material Adverse Effect.

4.10 Material Agreements . Except as disclosed in the Company SEC Reports (as defined in Section 4.18), there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound which requires disclosure in the Company SEC Reports.

4.11 Registration Rights . Except as set forth in Schedule 4.11, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person.

4.12 Environmental Matters .

(a) The operations of each of the Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

(b) Neither the Company nor any of its Subsidiaries is the subject of any outstanding written order, agreement or arrangement with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or
(iii) any Release or threatened Release of a Hazardous Material;

(c) None of the Company or any of its Subsidiaries has received any written communication alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;


4.13 Company SEC Reports and Financial Statements .

(a) The Company has filed all periodic reports, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1995 (collectively, the "Company SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the Company's SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. As of the date hereof, the Company is eligible to file the Initial Shelf Registration (as defined herein) on SEC Form S-3 and the Company has no knowledge of any fact or event that would cause the Company to lose such eligibility.

(b) Each of the audited consolidated financial statements of the Company (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, is accurate and complete and fairly presents, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis through the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-B, the consolidated financial position of the Company and its consolidated subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended.

(c) Except as and to the extent set forth (or incorporated by reference) in the Company's Annual Report on Form 10-KSB for the calendar year ended December 31, 1996, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be accrued on, reflected on, or reserved against in, a consolidated balance sheet (or in the applicable notes thereto) of the Company or any of its Subsidiaries prepared in accordance with GAAP consistently applied, other than liabilities or obligations which arose in the ordinary course of business and consistent with past practices since such date and which do not or would not individually or in the aggregate have a Material Adverse Effect.

4.14 Changes. Except as disclosed in the Company SEC Reports, since September 30, 1997, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business that have not had, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company or any of its Subsidiaries;

(c) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it outside of the ordinary course of business or that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(e) any change or amendment to a contract or arrangement by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

(f) any events or circumstances that otherwise could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.15 Employee Benefit Plans .

With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements and except as would not result in liability in excess of $50,000 (for purposes of this Section 4.15, a Material Adverse Effect):

(a) each Qualified Plan that is a Company Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code;

(b) the Company and the Subsidiaries have no liability (whether actual or contingent, direct or indirect) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

(c) each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

(d) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company, and no such claim or lawsuit (other than routine claims for benefits) has been asserted, instituted or, to the knowledge of the Company and the Subsidiaries, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, or the Company or the Subsidiaries. To the knowledge of the Company and the Subsidiaries, the Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to a Qualified Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

(e) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company or any Stockholder, officer, director, or employee of the Company;

(f) all material reporting, disclosure, and notice requirements of ERISA and the Code have been satisfied with respect to each Company Plan and each Company Benefit Arrangement;

(g) payment has been made of all amounts that the Company and each Subsidiary is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement and all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date;

(h) all group health plans of the Company and its ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code;

4.16 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company and its Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed. All taxes, charges and other impositions due and payable by the Company and its Subsidiaries have been paid in full on a timely basis except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books and records of the Company or Subsidiary in accordance with GAAP consistently applied. The provision for taxes of each of the Company and its Subsidiaries as shown in the Company SEC Reports is sufficient for all unpaid taxes, charges and other impositions of any nature due or accrued as of the date hereof, whether or not assessed or disputed. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. The Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or threatened. Except for routine filing extensions granted as a matter of right under applicable law, none of the Company or any of its Subsidiaries has executed or filed with the Internal Revenue Service or any other governmental authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, charges or other impositions. None of the Company or any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Further, none of the Company or any of its Subsidiaries has any obligation under any tax-sharing agreement.

4.17 Disclosure. Neither this Agreement nor any of the Transaction Documents nor any exhibit hereto, nor any report, certificate, or instrument furnished to Purchaser or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4.18 Brokers' Fees . Except for persons set forth on Schedule 4.18, whose fees will be paid solely by the Company, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

                                    SECTION 5

          Representations, Warranties and Covenants of the Purchasers

Each Purchaser severally hereby represents and warrants to and agrees with the Company, as to itself only, as follows:

5.1 Accredited Investor; Experience; Risk . Purchaser is an accredited investor within the definition of Regulation D promulgated under the Securities Act. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Common Stock pursuant to this Agreement.

5.2 Investment. Purchaser is acquiring the Common Stock for investment purposes only, for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable law.

5.3 Authorization. Purchaser represents that it has all requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery of the Transaction Documents by each other party thereto, each Transaction Document to which Purchaser is a party constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution under this Agreement may be limited by federal or state securities laws or public policy relating thereto.

5.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority or other Person on the part of Purchaser is required in connection with the valid execution and delivery by Purchaser of the Transaction Documents to which it is a party, or the consummation by Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, except for such filings as have been made prior to the Closing.

5.5 Brokers' Fees . Except as set forth on Schedule 4.18, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Purchaser.

5.6 Plan Assets. Purchaser is not, and no source of the funds to be used by Purchaser to acquire the Common Stock are, a "Plan Asset" as such phrase is defined within the U.S. Department of Labor regulations 2510.3-101.

5.7 Restrictive Legends . Purchaser understands that each of the stock certificates representing shares of Common Stock issued pursuant to this Agreement shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates) until the shares of Common stock evidenced by such certificate (i) have been sold pursuant to a prospectus constituting part of the Shelf
Registration or pursuant to Rule 144 under the Securities Act; or (ii) are eligible for sale pursuant to Rule 144(k) under the Securities Act.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

If such Purchaser desires to sell or otherwise dispose of all or any part of the Common Stock owned by it under an exemption from registration under the Securities Act, and if requested by the Company, such Purchaser shall deliver to the Company an opinion of counsel, which may be counsel for the Company, that such exemption is available.


                                    SECTION 6

                      Conditions to Closing of Purchasers

Each Purchaser's obligation to purchase the Common Stock at the Closing is, at the option of that Purchaser, subject to the fulfillment on or prior to the Closing Date of the following conditions:

6.1 Representations and Warranties Correct . The representations and warranties made by the Company in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 Registration Statement . The registration statement for the Initial Shelf Registration (as defined in Section 8.1) has been declared effective by the Securities and Exchange Commission.

6.4 Opinion of Company's Counsel . Purchasers shall have received from Katten Muchin & Zavis, counsel to the Company, an opinion addressed to Purchasers, dated the Closing Date, in substantially the form of Exhibit B hereto.

6.5 No Material Adverse Change . Since September 30, 1997, there shall not have occurred any events or circumstances that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.6 State Securities Laws . All registrations, qualifications and Permits required under applicable state securities laws, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

6.7 Certificates. Purchasers shall have received a certificate of the President or the Chief Financial Officer of the Company to the effect set forth in Sections 6.1, 6.2 and 6.4.

6.8 Organizational Documents . The Company shall have delivered to each Purchaser certified copies of the charter and bylaws of the Company in effect at the Closing.

6.9 Consents. The Company shall have received the consents, or waivers thereto, set forth on Schedule 4.6.


                                    SECTION 7

                      Conditions to Closing of the Company

The Company's obligation to issue and sell the Common Stock at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions:

7.1 Representations. The representations and warranties made by each Purchaser in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

7.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by each Purchaser on or prior to the Closing Date shall have been performed or complied with in all respects.

7.3 Purchase Price . Each Purchaser shall have tendered the purchase price for the Common Stock as set forth in Section 2.


7.4 Certificate. The Company shall have received a certificate from each Purchaser to the effect set forth in Sections 7.1 and 7.2.

                                    SECTION 8

                            Covenants of the Company

         8.1 Shelf Registration .

(a) Within 10 business days after the execution of this Agreement, the Company shall prepare and file with the SEC a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") registering the resale from time to time by Purchasers of all of the Purchasers' Registrable Securities (the "Initial Shelf Registration"). The Registration Statement for any Shelf Registration shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by Purchasers in the manner or manners designated by them. The Company shall provide to each Purchaser a copy of the Initial Shelf Registration, any Subsequent Shelf Registration (as defined below), and all amendments thereto sufficiently in advance of the filing with the SEC of such Registration Statement or amendment thereto so as to provide Purchasers with adequate time to review and comment on such Registration
Statement. The Company shall use its best efforts to cause the Initial Shelf Registration to become effective under the Securities Act as promptly as is practicable and to keep the Initial Shelf Registration continuously effective under the Securities Act until the end of the Effectiveness Period.

(b) If the Initial Shelf Registration or any Subsequent Shelf Registration (as defined below) ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Registrable Securities shall have been sold or shall have ceased to be Registrable Securities), the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities (a "Subsequent Shelf Registration"). If a Subsequent Shelf Registration is filed, the Company shall use all reasonable efforts to cause the Subsequent Shelf Registration to become effective as promptly as is practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period.

(c) The Company shall supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration, if required by the Securities Act or the SEC, or if reasonably requested by Purchasers.

(d) From time to time, the Company shall prepare and file with the SEC a post-effective amendment to the Shelf Registration or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or any other required document, so that such Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provide Purchasers copies of any documents so filed in such numbers as Purchasers shall reasonably request; and inform Purchasers that the Company has complied with its obligations and that the Registration Statement and related Prospectus may be used for the purpose of selling all or any of such Registrable Securities (or that, if the Company has filed a post-effective amendment to the Shelf Registration which has not yet been declared effective, the Company will notify Purchasers to that effect, will use its best efforts to secure promptly the effectiveness of such post-effective amendment and will immediately so notify Purchasers when the amendment has become effective).

(e) Registration Expenses. All fees and expenses incident to the Company's performance of or compliance with a Shelf Registration pursuant to this Agreement, except for any fees and expenses of counsel for the Purchasers, shall be borne by the Company whether or not any Registration Statement becomes effective. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses
(x) with respect to filings required to be made with the National Association of Securities Dealers, Inc. and (y) of compliance with federal securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel to Purchasers in connection with Blue Sky qualifications of the Registrable Securities under the laws of such jurisdictions as Purchaser may designate)),
(ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of the Company's independent certified public accountants (including the expenses of any special audit and "comfort" letters required by or incident to such performance) and (v) Securities Act liability insurance obtained by the Company in its sole discretion. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or the Nasdaq Stock Market, as the case may be, on which similar securities issued by the Company are then listed and the fees and expenses of any Person, including special experts, retained by the Company. Notwithstanding the provisions of this subsection, Purchasers shall pay all registration expenses to the extent the Company is prohibited by applicable Blue Sky laws from paying for or on behalf of Purchasers.

(f) Indemnity.

(i) In the event of the registration or qualification of any Registrable Securities pursuant to a Shelf Registration, the Company agrees to indemnify and hold harmless each Purchaser, each officer, director, employee, agent and representative of each Purchaser, each underwriter, broker or dealer, if any, of such Registrable Securities, and each other Person, if any, who controls such Purchaser, underwriter, broker or dealer within the meaning of the Securities Act, Exchange Act or any other applicable securities laws, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which any of them may become subject under the Securities
Act or any other applicable securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement (including all documents incorporated therein by reference) under which such Registrable Securities were registered or qualified under the Securities Act or any other applicable securities laws, any preliminary prospectus or final prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation under the Securities Act or any other applicable securities laws applicable to the Company or relating to any action or inaction required by the Company in connection with any such registration or qualification and will reimburse each Purchaser, each officer, director, employee, agent and representative of each Purchaser, each such underwriter, broker or dealer and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to a Purchaser in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission made in such Registration Statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto or violation in reliance upon and in conformity with written information furnished to the Company by such Purchaser, or any officer, director, employee, agent or representative of such Purchaser specifically and expressly for use in the preparation thereof; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the Prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus so long as such Prospectus, and any amendments or supplements thereto, have been furnished to such underwriter in sufficient numbers and in a timely-manner to permit distribution thereof.

(ii) In the event of the registration or qualification of any Registrable Securities pursuant to a Shelf Registration, each Purchaser severally agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8.1(f)(i) above) the Company, its officers and directors and each other Person, if any, who controls the Company within the meaning of the Securities Act with respect to any untrue statement or alleged untrue statement in, or omission or alleged omission from, such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission (i) arises from written information provided by that Purchaser to the Company specifically and expressly for use in the preparation thereof and (ii) was made in reliance upon and in conformity with such information. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by that Purchaser. Notwithstanding the foregoing, no Purchaser shall be liable under this Section 8.1(f)(ii) for an amount in excess of that Purchaser's purchase price as set forth on Exhibit A.

(iii) Promptly after receipt by a Person entitled to indemnification  under this
Section 8.1(f) (an "Indemnified Party") of notice of the commencement of any action or claim relating to any Registration Statement filed pursuant to a Shelf Registration or as to which indemnity may be sought hereunder, such Indemnified Party will, if a claim for indemnification hereunder in respect thereof is to be made against any other party hereto (an "Indemnifying Party"), give written notice to such Indemnifying Party of the commencement of such action or claim, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually prejudiced thereby. In case any such action is brought against an Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled (at its own expense) to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense, with counsel reasonably satisfactory to such Indemnified Party, of such action provided that the Indemnifying Party shall not settle or compromise such action, except upon the prior written consent of the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than the reasonable cost of investigation; provided, however, that the assumption of such defense shall not give rise in the reasonable opinion of the Indemnified Party or its counsel to any conflict. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such suit, action, claim or proceeding, (B) the Indemnifying Party shall not have employed counsel (reasonably satisfactory to the Indemnified Party) to take charge of the defense of such action, suit, claim or proceeding, or (C) such Indemnified Party shall have reasonably concluded, based upon the advice of counsel, that there may be defenses available to it that are different from or additional to those available to the Indemnifying Party which, if the Indemnifying Party and the Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnified Party. If any of the events specified in clauses (A), (B) or (C) of the preceding sentence shall have occurred or shall otherwise be applicable, then the fees and expenses of one counsel or firm of counsel selected by the Indemnified Party (and reasonably acceptable to the Indemnifying Party) shall be borne by the Indemnifying Party. If, in any such case, the Indemnified Party employs separate counsel, the Indemnifying Party shall not have the right to direct the defense of such action, suit, claim or proceeding on behalf of the Indemnified Party and the Indemnified Party shall assume such defense and/or settle or compromise such action; provided, however, that an Indemnifying Party shall not be liable for the settlement or compromise of any action, suit, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld.

(iv) If the indemnification provided for in this Section 8.1(f) shall for any reason be held by a court to be unavailable to an Indemnified Party in respect of any indemnified damages, then, in lieu of the amount paid or payable under subparagraph (i) or (ii) hereof, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate indemnified damages, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party with respect to the statements or omissions which resulted in such indemnified damages, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8.1(f) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8.1(f). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation and no Purchaser shall be required to contribute any amount in excess of that Purchaser's aggregate purchase price for the shares of Common Stock purchased hereunder. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

(g) Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Section, and for that purpose references hereunder to "Registrable Securities" shall be deemed to be references to the securities that Purchasers would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation, or reorganization.

8.2 Delay and Holdback of Registration .

(a) With regard to and notwithstanding Section 8.1, in connection with any proposed sale of Registrable Securities by a Purchaser pursuant to the Shelf Registration, the Company may require the Purchasers not to make such sale if
(i) in the opinion of the Board of Directors of the Company or a duly authorized committee thereof, expressed in a resolution adopted by the Board or such committee delivered to the Purchaser proposing to make such sale, (w) securities laws applicable to such sale would require the Company to disclose material non-public information ("Non-Public Information") and (x) the disclosure of such Non-Public Information would adversely affect the Company or (ii) such sale would occur (y) during the measurement period (a "Measurement Period") for determining the amount of Common Stock, or the amount of any other consideration the amount of which will be based on the price of the Common Stock, in connection with the acquisition of a business or assets by the Company or (z) during the five (5) day period immediately preceding the execution of any underwriting agreement for a firm-commitment underwritten offering of Common Stock (a "Pricing Period" and, together with a Measurement Period, a "Restricted Period"). In the event the sale by a Purchaser of Registrable Securities is deferred because of the existence of Non-Public Information, the Company will notify such Purchaser promptly upon such Non-Public Information being included by the Company in a filing with the Commission, being otherwise disclosed to the public (other than through the actions of a Purchaser) or ceasing to be material to the Company, and upon such notice being given by the Company, such Purchaser shall again be entitled to sell Registrable Securities as provided herein. In the event the sale by a Purchaser of Registrable Securities is deferred because it is proposed to be made during a Restricted Period, the Company shall specify, in notifying the Purchasers of the deferral of its sale, when the Restricted Period will end, at which time the Purchasers shall again be entitled to sell Registrable Securities as provided herein. If the Restricted Period is thereafter changed, the Company will promptly notify the Purchasers of such change and upon the end of the Restricted Period as so changed, the Purchasers will again be entitled to sell Registrable Securities as provided herein. If the acquisition agreement to which a Measurement Period relates is terminated prior to the end of the Measurement Period, the deferral period hereunder shall end immediately and the Company will notify the Purchaser of the end of the deferral period. The Company may defer proposed sales of Registrable Securities pursuant to this Section 8.2(a) for not more than a total of 90 days in any 365-day period.

(b) If, after a registration statement becomes effective, the Company advises Purchasers that the Company considers it appropriate for the registration statement to be amended, the Company shall use its best reasonable efforts to amend such registration statement as soon as practicable (which shall in no event be more than 30 days) and the holders of such shares shall suspend any further sales of their registered shares until the Company advises them that the registration statement has been so amended.


                                    SECTION 9

                                 Miscellaneous

9.1 Amendment; Waiver . Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) Purchasers holding a majority in interest of the Common Stock issued and sold pursuant to this Agreement and the shares of Common Stock issuable upon conversion thereof.

9.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

                   (a) if to the Company:

                           Anicom, Inc.
                           6133 North River Road, Suite 1000
                           Rosemont, Illinois  60018-5171
                           Attn: Chief Financial Officer
                           Facsimile No.: (847) 518-8777

                           with a copy to:

                           Katten Muchin & Zavis
                           525 West Monroe Street, Suite 1600
                           Chicago, Illinois 60661-3693
                           Attn: Jeffrey R. Patt
                           Facsimile No.: (312) 902-1061

                  (b) if to a Purchaser:

                           To the address listed next to each such Purchaser
                              on Exhibit A hereto.

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

9.3 Survival of Representations, Warranties and Covenants . All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of any Purchaser, and the sale and purchase of the Common Stock and payment therefor for a period of one (1) year.

9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

9.5 Successors and Assigns . Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto, including, without limitation, each transferee of all or any portion of the Common Stock. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, a Purchaser may assign its rights and delegate its obligations under this Agreement upon the Company's prior written consent which consent will not be unreasonably withheld; provided, further, that Purchaser may assign its rights and remedies with respect to registration rights as set forth in Section 8.1 to an Affiliate of such Purchaser without the consent of the Company. The Parties agree that, among other reasons, it will be reasonable for the Company to withhold such consent if the proposed assignee is a competitor to the Company or an Affiliate thereof.

9.6 Entire Agreement . This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

9.7 Choice of Law . This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

9.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

9.9 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates, and its respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (each, a "Purchaser Indemnified Party"), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss" or "Losses"), which may be incurred by or asserted or awarded against any Purchaser Indemnified Party in connection with or in any manner arising out of or relating to, including pursuant to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to, any breach of any representation, warranty or covenant made by the Company in this Agreement.

(b) Each Purchaser severally agrees to indemnify and hold harmless the Company and its Affiliates, and its respective officers, directors, employees, agents, consultants, attorneys and advisers (each, a "Company Indemnified Party"), from and against any and all Losses, which may be incurred by or asserted or awarded against any Company Indemnified Party in connection with or in any manner arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to any breach of any representation, warranty or covenant made by such Purchaser in this Agreement. Notwithstanding the foregoing, no Purchaser shall be liable under this Section 9.9(b) for an amount in excess of that Purchaser's purchase price as set forth on Exhibit A.

(c) An indemnified party shall give written notice to the indemnifying party of any claim with respect to which it seeks indemnification within ten (10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to this Section 9.9; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 9.9, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any indemnified party, the indemnifying party shall be entitled to participate in and, unless in the reasonable good faith judgment of the indemnified party a conflict of interest between such indemnified party and the indemnifying party may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the indemnified party and after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such action or claim the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 9.9 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the indemnified party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim.

9.10 No Third-Party Beneficiaries . Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Company and its Subsidiaries) or entity that is not a party to this Agreement.


                  [Remainder of page intentionally left blank]

                     STOCK PURCHASE AGREEMENT SIGNATURE PAGE



     IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed effective as of the date first above written.


ANICOM, INC.

By:       /S/ DONALD C. WELCHKO
          Donald C. Welchko,
Chief Financial Officer


                                    PURCHASERS:

Representative Capacity.

FIDELITY SELECT PORTFOLIOS: Developing Communications Portfolio, as Purchaser, hereby gives notice to the Company that the Purchaser is a portfolio of the Fidelity Select Portfolios (the "Trust"), which is a Massachusetts business trust, and that a copy of the Trust's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. The Company acknowledges and agrees that this Agreement is not executed on behalf of the trustees of the Trust as individuals, and the obligations of the Purchaser under this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually or upon any portfolio or assets of the Trust except the assets and property of the Purchaser.


FIDELITY SELECT PORTFOLIOS:
Developing Communications Portfolio

By:    /S/ LEONARD M. RUSH
        Leonard M. Rush, Assistant Treasurer

THE LINCOLN FUND, L.P.

By: MATLINS FINANCIAL CONSULTING, INC., its general partner

By:      /S/ NEIL MATLINS
                 Neil Matlins, President


THE LINCOLN FUND TAX ADVANTAGE, L.P.

By: MATLINS FINANCIAL CONSULTING, INC., its general partner

By:       /S/ NEIL MATLINS
                 Neil Matlins, President


THE GORDON FUND, L.P.

By: LIGHTHOUSE CAPITAL MANAGEMENT, L.L.C.

By:       /S/ NEIL MATLINS
                 Neil Matlins, President


MATLINS FINANCIAL CONSULTING, INC. PENSION PLAN

By: MATLINS FINANCIAL CONSULTING, INC., its trustee

By:       /S/ NEIL MATLINS
                 Neil Matlins, President




THE PETER H. HUIZENGA TESTAMENTARY TRUST


By:            /S/ PETER H. HUIZENGA
                  Peter H. Huizenga
Its:     Trustee

    /S/ PETER H. HUIZENGA
PETER H. HUIZENGA

    /S/ HEIDI A. HUIZENGA
HEIDI A. HUIZENGA

THE BETSY HUIZENGA TRUST

By:          /S/ PETER H. HUIZENGA
         Peter H. Huizenga, Trustee




THE GRETA HUIZENGA TRUST

By:           /S/ PETER H. HUIZENGA
         Peter H. Huizenga, Trustee


THE PETER H. HUIZENGA, JR. TRUST

By:            /S/ PETER H. HUIZENGA
         Peter H. Huizenga, Trustee


THE TIMOTHY DEAN HUIZENGA TRUST

By:             /S/ HEIDI A. HUIZENGA
         Heidi A. Huizenga, Trustee


       /S/ RONALD G. KENNY
RONALD G. KENNY



BEECKEN PETTY O'KEEFE KNEEN & MOERSCHEL LLC

By:        /S/ JOHN W. KNEEN
         John W. Kneen, Managing Director


PETER C. COOK TRUST

By:         /S/ PETER C. COOK
         Peter C. Cook, Trustee


    /S/ JACK L. DEWITT
JACK L. DEWITT


    /S/ MERLE DEWITT
MERLE DEWITT

INQUEST LLC

By:         /S/  JAMES DEWITT
         James DeWitt, President


IRA FBO JOHN EGGEMEYER

By:/S/ JOHN EGGEMEYER
         John Eggemeyer, Custodian

  /S/ ROBERT HAVEMAN
ROBERT HAVEMAN


PROVIDENCE ENERGY, INC.

By:         /S/ MICHAEL J. MILLER
         Michael J. Miller, President


ELSA A. PRINCE LIVING TRUST

By:         /S/ ELSA A. PRINCE
         Elsa A. Prince, Trustee


PRINCE FAMILY LIMITED PARTNERSHIP
By            /S/ ELSA A. PRINCE
         Elsa A. Prince, General Partner

RDV CAPITAL MANAGEMENT, L.P.

By:  RDV Corporation, Its General Partner

         By:      /S/ JERRY TUBERGEN
                  Jerry Tubergen, President

RDV CORP SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FBO JERRY TUBERGEN

By:      Grand Bank, Trustee
         By:  /S/ RICHARD DIERDORF
             Richard Dierdorf, Vice President


   /S/ JOHN ROSE
JOHN ROSE


   /S/  WILLIAM J. RUH and LISA A. RUH
WILLIAM J. RUH and LISA A. RUH, JOINT TENANTS


   /S/ TERRY VAN DER Aa
TERRY VAN DER Aa